Exhibit 99.1

Shake Shack Provides Fourth Quarter 2020 Business Update

- Average Weekly Sales and Same-Shack Sales Show Continued Recovery Through the Fourth Quarter
- Digital Channels Remain Strong at Approximately 59% of Sales; Company-Owned Digital Channels More than Tripled Year-on-Year
- 35-40 New Shack Openings Planned for 2021 with Unit Development Targeted to Accelerate to 45-50 Openings in 2022

NEW YORK, NY (Business Wire) — January 12, 2020 — Shake Shack Inc. (“Shake Shack” or the “Company”) (NYSE: SHAK) today announced preliminary unaudited results for the fiscal fourth quarter and the fiscal year ended December 30, 2020 ahead of presenting at the 23rd Annual ICR Conference today.

“We are pleased to see trends in the fourth quarter 2020 continue to improve with Average Weekly Sales of $62,000 compared to $58,000 in the third quarter 2020, and $45,000 in the second quarter 2020. Also in the fourth quarter 2020, Same-Shack sales declined 17.4% compared to down 31.7% in the third quarter of 2020, and down 49.0% in the second quarter of 2020. Importantly, same-Shack sales at our suburban locations were approximately flat in the fourth quarter 2020 compared to the prior year despite what remains a challenging operating environment due to COVID-19. We continue to transform the Shack experience by leveraging our expanded digital capabilities and the strategic investments we’ve made across our native web and app channels. Most recently, we've launched curbside pickup and have begun testing delivery through our Shack app at several locations in the Miami area to support a broader rollout in 2021. We believe these digital investments to be a critical differentiator for our business, creating the opportunity to drive greater engagement and frequency with both new and existing guests," said Randy Garutti, Shake Shack CEO.

“Looking ahead, we are targeting an acceleration of new Shack development and expect to open a total of 35 to 40 domestic Company-operated Shacks in 2021, with timing more towards the back half of the year due to COVID related volatility. We are planning to step-up unit growth for fiscal 2022 to open a total of 45 to 50 new domestic Company-operated Shacks. These openings are expected to incorporate a version of our new Shack Track digital pre-ordering and pick-up capability and we also plan to build our first drive-thru Shack later in 2021. Our evolving designs focus on enhancement of the guest experience by implementing friction-reduced order and pickup areas across all formats. Additionally, we expect to open 15 to 20 new licensed Shacks in fiscal 2021 and 20 to 25 new licensed Shacks in fiscal 2022. We are also focused on exciting new menu innovation through 2021, with the current nationwide offering of our Korean-style Fried Chick'n items. As we close out the challenging year of 2020, and look towards the opportunity ahead, we are more grateful than ever for the hard work and dedication of our teams who continue to serve our guests safely, day in and day out,” concluded Garutti.

Preliminary Unaudited Results for the Fourth Quarter Ended December 30, 20201:

•Total revenue in the fourth quarter 2020 increased 4.0% to $157.5 million versus the same period last year, showing sequential improvement when compared to a decline of 17.3% in the third quarter 2020. This increase is inclusive of the favorable impact of the 53rd week in the fourth quarter 2020, which resulted in incremental revenue of $11.1 million. Excluding the 53rd week, total revenue in the fourth quarter 2020 decreased 3.3%.
•Shack Sales in the fourth quarter 2020 increased 4.6% to $152.5 million versus the same period last year, showing sequential improvement when compared to a decline of 17.1% in the third quarter 2020. This increase is inclusive of the favorable impact of the 53rd week in the fourth quarter 2020, which resulted in incremental Shack sales of $10.7 million. Excluding the 53rd week, Shack sales in the fourth quarter 2020 decreased 2.8%.
•Same-Shack sales2 continued to sequentially improve every month since fiscal April, down 17.4% in the fourth quarter 2020 versus the same period last year, compared to down 31.7% in the third quarter 2020. Within same-Shack sales:
•Suburban same-Shack sales were approximately flat during the fourth quarter 2020 versus the same period last year, compared to down 16% in the third quarter 2020.
•Urban same-Shack sales were down 31% and within this, Manhattan was down 49% during the fourth quarter 2020 versus the same period last year, compared to urban same-Shack sales down 43% in the third quarter 2020, with Manhattan down 60% in the third quarter 2020.
•Licensed Revenue in the fourth quarter 2020 decreased 10.6% to $5.0 million versus the same period last year, showing sequential improvement when compared to a decline of 23.8% in the prior quarter. This decrease is inclusive of the favorable impact of the 53rd week in the fourth quarter 2020, which resulted in incremental licensed revenue of $0.4 million. Excluding the 53rd week, licensed revenue in the fourth quarter 2020 decreased 17.7%.
•The Company opened 13 net system-wide Shacks in the fourth quarter 2020, comprised of 8 domestic Company-operated Shacks and 5 net licensed Shacks. As of the end of the fourth quarter there are 183 Company-operated domestic Shacks and 128 global licensed Shacks compared to 163 and 112, respectively, versus the prior year.

•As of the end of the fourth quarter 2020, two domestic Company-operated Shacks and 17 licensed Shacks remain temporarily closed compared to two and 16 at the end of fiscal October 2020. Approximately half of the Company's domestic Company-operated Shacks had open dining rooms with varying capacity restrictions, compared to approximately 80% at the end of fiscal October 2020.
•Cash and marketable securities on hand was $183.8 million as of December 30, 2020.
Preliminary Unaudited Results for the Fiscal Year Ended December 30, 20201:

•Total revenue for the fiscal year ended December 30, 2020 decreased 12.1% to $522.9 million versus the prior year. This decrease is inclusive of the favorable impact of the 53rd week in the fourth quarter 2020, which resulted in incremental revenue of $11.1 million. Excluding the 53rd week, total revenue in fiscal year 2020 decreased 13.9%.
•Shack Sales for the fiscal year ended December 30, 2020 decreased 11.9% to $506.3 million versus the prior year. This decrease is inclusive of the favorable impact of the 53rd week in the fourth quarter 2020, which resulted in incremental Shack sales of $10.7 million. Excluding the 53rd week, Shack sales in fiscal year 2020 decreased 13.7%.
•Same-Shack sales2 declined 27.8% for the fiscal year ended December 30, 2020 versus the prior year.
•Licensed Revenue for the fiscal year ended December 30, 2020 decreased 16.9% to $16.5 million versus the prior year. This decrease is inclusive of the favorable impact of the 53rd week in the fourth quarter 2020, which resulted in incremental licensed revenue of $0.4 million. Excluding the 53rd week, licensed revenue in fiscal year 2020 decreased 18.9%.
•The Company opened 36 net system-wide Shacks, comprised of 20 domestic Company-operated Shacks and 16 net licensed Shacks. Subsequent to the end of the fiscal year, the Company was notified by its Landlord of its early termination of the Company's lease at Penn Station, NY due to its plans to redevelop the Long Island Rail Road Concourse following the successful completion of the East End Gateway and opening of the Moynihan Train Hall. This closure is expected to be effective by February 2021.

1 Estimated results are preliminary and unaudited and subject to change based upon completion of the audit and the Form 10-K for the fiscal year ended December 30, 2020.
2 Fiscal 2020 excludes the impact of the 53rd week. Same-Shack sales compares the 52 weeks from December 26, 2019 through December 23, 2020 to the 52 weeks from December 27, 2018 through December 25, 2019. In order to compare like-for-like periods for fiscal 2021, same-Shack sales will compare the 52 weeks from December 31, 2020 through December 29, 2021 to the 52 weeks from January 2, 2020 through December 30, 2020.

ICR Conference Presentation

On Tuesday, January 12, 2021, the Company will present at the 23rd Annual ICR Virtual Conference. The presentation will begin at 8:30 a.m. ET. and will be webcast live from the Company's Investor Relations website at http://investor.shakeshack.com.

For more information, please see the presentation titled “January 2021 ICR Conference Presentation” on the Company’s Investor Relations website under Events & Presentations.

Definitions
The following definitions apply to these terms as used in this release:
"Shack sales" is defined as the aggregate sales of food, beverages and Shake Shack branded merchandise at domestic Company-operated Shacks and excludes sales from licensed Shacks.
"Same-Shack sales" represents Shack sales for the comparable Shack base, which is defined as the number of domestic Company-operated Shacks open for 24 full fiscal months or longer. For days that Shacks were temporarily closed, the comparative 2019 period was also adjusted.
"Average weekly sales" is calculated by dividing total Shack sales by the number of operating weeks for all Shacks in operation during the period. For Shacks that are not open for the entire period, fractional adjustments are made to the number of operating weeks open such that it corresponds to the period of associated sales.
About Shake Shack

Shake Shack is a modern day “roadside” burger stand known for its 100% all-natural Angus beef burgers, chicken sandwiches and flat-top Vienna beef dogs (no hormones or antibiotics - ever), spun-fresh frozen custard, crinkle cut fries, craft beer and wine and more. With its fresh, simple, high-quality food at a great value, Shake Shack is a fun and lively community gathering place with widespread appeal. Shake Shack’s mission is to Stand for Something Good®, from its premium ingredients and caring hiring practices to its inspiring designs and deep community investment. Since the original Shack opened in 2004 in NYC’s Madison Square Park, the company has expanded to approximately 310 locations in 30 U.S. States and the District of Columbia, including more than 120 international locations including London, Hong Kong, Shanghai, Singapore, Philippines, Mexico, Istanbul, Dubai, Tokyo, Seoul and more.
Forward-Looking Statements

This press release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995 ("PSLRA"), which are subject to known and unknown risks, uncertainties and other important factors that may cause actual results to be materially different from the statements made herein. All statements other than statements of historical fact included in this press release are forward-looking statements, including, but not limited to, expected financial results and operating performance for fiscal 2020, expected development targets for fiscal 2021 and fiscal 2022, including expected Shack construction and openings, expected same-Shack sales growth and trends in the Company’s operations, the expansion of the Company's delivery services, the Company's digital investments and strategies and statements relating to the effects of COVID-19 and the Company’s mitigation efforts. Forward-looking statements discuss the Company's current expectations and projections relating to its financial operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as "aim," "anticipate," "believe," "estimate," "expect," "forecast," "future," "intend," "outlook," "potential," "project," "projection," "plan," "seek," "may," "could," "would," "will," "should," "can," "can have," "likely," the negatives thereof and other similar expressions. All forward-looking statements are expressly qualified in their entirety by these cautionary statements. Some of the factors which could cause results to differ materially from the Company's expectations include the impact of the COVID-19 pandemic, our ability to develop and open new Shacks on a timely basis, the management of our digital capabilities and expansion into delivery, and risks relating to the restaurant industry generally. You should evaluate all forward-looking statements made in this press release in the context of the risks and uncertainties disclosed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 25, 2019 and Quarterly Report on Form 10-Q for the quarterly period ended June 24, 2020 as filed with the Securities and Exchange Commission ("SEC"). All of the Company's SEC filings are available online at www.sec.gov, www.shakeshack.com or upon request from Shake Shack Inc. The forward-looking statements included in this press release are made only as of the date hereof. The Company undertakes no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

In addition, the preliminary financial results set forth in this press release are preliminary and unaudited, and these estimates are based on information currently available to the Company. While the Company believes these estimates are meaningful, they could differ from the actual results that the Company ultimately reports in its Annual Report on Form 10-K for the fiscal year ended December 30, 2020. The Company assumes no obligation and does not intend to update these estimates prior to filing its Form 10-K for the fiscal year ended December 30, 2020.

Contacts:

Investor Relations:
Melissa Calandruccio, ICR
Michelle Michalski, ICR
(844) SHACK-04 (844-742-2504)
investor@shakeshack.com

Media:
Kristyn Clark, Shake Shack
(646) 747-8776
kclark@shakeshack.com

Source: Shake Shack Inc.